Exhibit 99.1

IFF Reports Fourth Quarter and Full Year 2009 Results

Solid Fourth Quarter Performance

Business Momentum Provides Optimism For 2010

NEW YORK--(BUSINESS WIRE)--February 9, 2010--International Flavors & Fragrances Inc. (NYSE:IFF), a leading global creator of flavors and fragrances for consumer products, today announced financial results for the fourth quarter and full year 2009. In the fourth quarter, revenue grew nine percent over the prior year period to $586 million. Excluding the impact of foreign currency, revenue in local currency increased over two percent. Reported earnings per share (EPS) were $0.59, compared to $0.62 for the fourth quarter 2008. EPS in 2009 included an expense of $0.04 per share related to ongoing restructuring efforts in Europe, while fourth quarter 2008 included a benefit of $0.12 per share associated with prior year tax settlements, net of restructuring charges. Excluding these items, adjusted EPS for the fourth quarter increased 26 percent to $0.63 versus $0.50 in the prior year quarter.

For the full year, the Company reported revenue of $2.3 billion, a three percent decrease over the prior year. Excluding the impact of foreign currency, revenue in local currency remained constant. Reported EPS for the year was $2.46, compared to $2.86 for the full year 2008. EPS in 2009 included an expense of $0.23 per share related to restructuring charges and employee separation costs, while 2008 included a benefit of $0.10 per share associated with an insurance recovery and benefits from prior period tax settlements, net of restructuring charges, employee separation costs and shared services implementation costs. Excluding these items, adjusted EPS for the full year 2009 decreased three percent to $2.69 versus $2.76 in the prior year, as strong second half performance substantially minimized the impact of first half weakness.

“Given the economic challenges we faced over the course of the year, we are very pleased with how we finished 2009,” said Kevin Berryman, Executive Vice President and Chief Financial Officer. “The combination of focused strategies, disciplined cost control, and prudent working capital management enabled us to build sales, earnings and cash flow momentum in the second half of the year. We took important steps to strengthen our product portfolio, enhance our geographic growth opportunities and optimize our manufacturing and supply chain footprint to further reinforce our competitive position.”

“As our strategic initiatives continue to gain traction and we adapt to an ever changing economy, we believe that we are well-positioned to return to local currency sales growth and improve on our overall profitability in 2010,” Berryman continued.

FOURTH QUARTER 2009

Flavor Business Unit

Local currency sales in the fourth quarter increased one percent over the comparable 2008 period. Growth can be attributed to a solid performance in Greater Asia as higher volumes and new wins in Beverage and Dairy drove results. In the developed markets, a strong performance in Beverage was more than offset by weakness in Confectionery and Savory in Europe and Dairy in North America. Similar to the third quarter 2009, sales in Latin America were mixed, as the loss of non-strategic business continued to impact results.

Operating profit increased by $13 million to $46 million including a $1 million charge related to restructuring efforts in Europe. Excluding this charge and $3 million related to restructuring costs in the prior year period, adjusted operating profit was very strong, increasing 34 percent, or $12 million, to $47 million. This increase was mainly driven by continued success in margin improvement initiatives and disciplined cost management. As a result, adjusted operating profit margin improved to 17.4 percent versus 14.0 percent in the prior year period.

Fragrance Business Unit

Local currency sales in the fourth quarter increased four percent versus the comparable quarter last year. Overall growth was attributed to strong emerging market performance, particularly Greater Asia and Latin America, as new wins and increased demand from both global and regional customers continued to drive results. In the Fine Fragrance and Beauty Care category, Beauty Care grew double-digits while Fine Fragrance trends continued to improve. Fine Fragrance results, while improved, remained under pressure as weakness in the developed markets continued to impact performance. Functional Fragrance continued to perform well as new wins in Fabric Care and Personal Wash drove strong results. Fragrance Ingredients sales also improved, as local currency sales increased seven percent, driven by an underlying improvement in demand.

Operating profit increased by $7 million to $49 million in the fourth quarter, including a $3 million charge related to ongoing restructuring efforts in Europe as compared to $2 million related to restructuring costs in the prior year period. Excluding these charges, adjusted operating profit increased by 19 percent or $8 million to $51 million driven by incremental R&D credits of $6 million. As a result, adjusted operating profit margin for the quarter increased 130 bps to 16.3 percent, as higher R&D credits, higher pricing, and continued margin improvement initiatives offset unfavorable mix, higher input costs and higher incentive compensation expense.

Sales performance by region and product category follows:

		Fourth Quarter 2009 vs. Fourth Quarter 2008
		Fine & Beauty Care	Functional	Ingredients	Total Frag.	Flavors	Total

North America	Reported	-12%	-2%	19%	0%	0%	0%

Europe	Reported	4%	15%	20%	12%	10%	12%
	Local Currency	-7%	4%	8%	1%	-1%	0%

Latin America	Reported	11%	6%	-6%	6%	7%	6%
	Local Currency	9%	5%	-7%	4%	0%	2%

Greater Asia	Reported	34%	23%	-2%	21%	13%	16%
	Local Currency	31%	21%	-6%	18%	5%	10%

Total	Reported	4%	11%	14%	9%	8%	9%
	Local Currency	-1%	6%	7%	4%	1%	2%

¹ Europe, Africa and Middle East

Fourth Quarter 2009 Highlights

  Gross profit, as a percentage of sales, was 40.3 percent compared with 39.8 percent in the prior year period. This improvement was mainly attributable to higher pricing, margin improvement initiatives and moderating input costs.
  Research, Selling and Administrative (RSA) expenses decreased $3 million year-over-year reflecting incremental R&D credits, benefits of previously announced restructurings and continued cost management discipline. Excluding the impact of currency, RSA costs were down $9 million year-over-year.
  Interest expense decreased $5 million year-over-year principally due to the termination of cross-currency interest rate swaps and lower borrowing costs.
  The effective tax rate in the quarter was 33.3 percent compared to (23.7) percent in the comparable period last year. The year-over-year increase mainly reflects a $17 million reduction in tax expense during 2008 related to prior period tax settlements, $4 million of tax expense in 2009 due to the recognition of out-of-period tax adjustments, plus a higher cost of repatriation of foreign earnings and the mix of earnings by country in which we operate.

FULL YEAR 2009

Flavor Business Unit

On a local currency basis, Flavor sales for 2009 increased two percent over the prior year. Greater Asia, Latin American and North America delivered solid growth resulting from new wins and price increases that more than offset weak economic conditions. Local currency sales in Europe remained constant as the economic slowdown and inventory reductions by our customers impacted our results.

Operating profit increased by $10 million to $208 million including a $1 million charge related to restructuring efforts in Europe. Excluding this charge and $4 million related to restructuring costs in the prior year, adjusted operating profit increased $8 million as pricing, ongoing cost discipline and margin improvement initiatives more than offset higher input costs and unfavorable currency parity. As a result, adjusted operating profit margin improved 90 bps to 19.3 percent.

Fragrance Business Unit

In 2009, local currency sales declined one percent year-over-year as the strong second half performance partially offset first half weakness. Fine Fragrance and Beauty Care local currency sales declined eight percent as a result of sharp declines in retail consumption as well as supply chain contraction in North America and Europe in the Fine Fragrance business. Fragrance Ingredients local currency sales also fell two percent primarily due to erosion in the Fine Fragrance category and customer de-stocking in the first half of the year. While Fine Fragrance and Fragrance Ingredients sales experienced weakness in 2009, trends improved in the second half, supported by Fragrance Ingredients sales returning to positive growth in the second half of 2009. Functional Fragrance performance consistently improved over the previous three quarters, finishing with five percent local currency growth globally as new wins in the Fabric Care and Personal Wash categories led results. Beauty Care also improved over the previous three quarters, as a strong performance in Hair Care and Toiletries in the emerging markets drove results.

Operating profit decreased by $32 million to $171 million, including an $18 million charge related to restructuring charges. Excluding this charge and $4 million related to restructuring costs in the prior year, adjusted operating profit declined $18 million as a result of unfavorable volume and mix, higher input costs and negative currency impacts that were partially offset by an additional benefit of $8 million related to incremental R&D credits, price increases, and margin improvement initiatives. As a result, adjusted operating profit margin declined 80 bps to 15.1 percent over the comparable year period.

Sales performance by region and product category follows:

		Full Year 2009 vs. Full Year 2008
		Fine & Beauty Care	Functional	Ingredients	Total Frag.	Flavors	Total

North America	Reported	-14%	1%	5%	-3%	3%	0%

Europe	Reported	-24%	-3%	-11%	-13%	-7%	-11%
	Local Currency	-18%	2%	-6%	-8%	0%	-5%

Latin America	Reported	8%	4%	-2%	5%	0%	3%
	Local Currency	9%	5%	-1%	5%	4%	5%

Greater Asia	Reported	17%	14%	-1%	12%	1%	5%
	Local Currency	20%	16%	-3%	13%	4%	7%

Total	Reported	-12%	3%	-4%	-4%	-1%	-3%
	Local Currency	-8%	5%	-2%	-1%	2%	0%

Full Year 2009 Highlights

  Gross profit, as a percentage of sales, decreased 40 bps to 40.2 percent as higher pricing and margin initiatives were more than offset by unfavorable currency impacts, higher input cost and weak Fine Fragrance sales.
  RSA expenses decreased $21 million year-over-year including a $6 million charge related to employee separation costs in 2009. Excluding these costs and a $3 million charge in 2008 resulting from employee separations costs netted against an insurance recovery, adjusted RSA declined $24 million year-over-year. This performance was driven by incremental R&D credits, ongoing cost reduction efforts, and the effects of a stronger U.S. dollar. Within RSA, R&D expense as a percentage of sales decreased 50 bps to 8.3 percent reflecting higher R&D related credits, a more focused approach to investments and strict cost control.
  Interest expense decreased $12 million year-over-year principally due to the elimination of cross-currency interest rate swaps, lower borrowing costs and lower debt levels.
  The effective tax rate for 2009 was 29.3 percent compared to 19.1 percent during 2008. The higher effective rate for 2009 is principally attributable to a net reduction, year-over-year, of $21 million pertaining to prior period tax settlements, $6 million of tax expense in 2009 related to the recognition of out-of-period tax adjustments, $3 million of higher repatriation costs.
  Cash flow from operations improved by $71 million to $292 million for the full year 2009 compared to $221 million during 2008. The improvement in operating cash flows was led by a reduction in inventories combined with better operating discipline over receivables and payables. The improvement in working capital more than offset a $34 million decrease in net income that was driven by the weakness in the first half of the year. As a result of our strong cash flow generation, we reduced outstanding debt by approximately $240 million, $150 million of which was an early repayment of our Japanese term loan.

About IFF

International Flavors & Fragrances Inc. (NYSE: IFF), is a leading global creator of flavors and fragrances used in a wide variety of consumer products and packaged goods. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, confectionery and food products. The Company leverages its competitive advantages of brand understanding and consumer insight combined with its focus on R&D and innovation, to provide customers with differentiated product offerings. A member of the S&P 500 Index, IFF has sales, manufacturing and creative facilities in 32 countries worldwide. For more information, please visit our website at www.iff.com.

Audio Webcast

An audio webcast to discuss the Company's fourth quarter and full year 2009 financial results and outlook will be held today at 10:00 a.m. EST February 9, 2010. Interested parties can access the webcast and accompanying slide presentation on the Company's website at www.iff.com under the Investor Relations section. For those unable to listen to the live broadcast, a replay will be available on the Company's website approximately one hour after the event and will remain available on the IFF website until February 23, 2010.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995

Statements in this quarterly release, which are not historical facts or information, are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Such forward-looking statements are based on management’s current assumptions, estimates and expectations. Certain of such forward-looking information may be identified by such terms as ”expect”, “anticipate”, “believe”, “outlook”, “guidance”, “may” and similar terms or variations thereof. All information concerning future revenues, tax rates or benefits, interest and other savings, earnings and other future financial results or financial position, constitutes forward-looking information. Such forward-looking statements involve significant risks, uncertainties and other factors. Actual results of the Company may differ materially from any future results expressed or implied by such forward-looking statements. Such factors include, among others the following: general economic and business conditions in the Company’s markets, especially given the current disruption in global economic conditions, including economic and recessionary pressures; energy and commodity prices; decline in consumer confidence and spending; significant fluctuations in the value of the U.S. dollar; population health and political uncertainties, and the difficulty in projecting the short and long-term effects of global economic conditions; fluctuating interest rates; continued volatility and deterioration of the capital and credit markets and any adverse impact on our cost of and access to capital and credit; fluctuations in the price, quality and availability of raw materials; the Company’s ability to implement its business strategy, including the achievement of anticipated cost savings, profitability and growth targets; the impact of currency fluctuation or devaluation in the Company’s principal foreign markets, especially given the current disruptions to such currency markets, and the impact on the availability, effectiveness and cost of the Company’s hedging and risk management strategies; the outcome of uncertainties related to litigation; the impact of possible pension funding obligations and increased pension expense on the Company’s cash flow and results of operations; and the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by U.S. and foreign governments. The Company intends its forward-looking statements to speak only as of the time of such statements and does not undertake or plan to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results.

Any public statements or disclosures by IFF following this report that modify or impact any of the forward-looking statements contained in or accompanying this report will be deemed to modify or supersede such outlook or other forward-looking statements in or accompanying this report.

Certain other factors which may impact our financial results or which may cause actual results to differ from such forward-looking statements are also discussed in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the IFF website at www.iff.com under “Investor Relations”. You are urged to carefully consider all such factors.

International Flavors & Fragrances Inc. Consolidated Income Statement (Amounts in thousands except per share data) (Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2009	2008	% Change	2009	2008	% Change

Net sales	$585,633	$539,103	9	$2,326,158	$2,389,372	(3)
Cost of goods sold	349,773	324,471	8	1,391,032	1,418,738	(2)
Gross margin	235,860	214,632	10	935,126	970,634	(4)
Research and development (1)	47,322	51,494	(8)	193,843	209,295	(7)
Selling and administrative	96,157	94,565	2	376,541	381,841	(1)
Amortization	1,538	1,538		6,153	6,153
Restructuring and other charges	3,697	12,245		18,301	18,212
Interest expense	14,486	19,207		61,818	74,008
Other (income) expense, net	1,541	(3,991)		1,921	(2,797)
Pretax income	71,119	39,574	80	276,549	283,922	(3)
Income taxes (1) (2)	23,673	(9,390)	352	81,023	54,294	49
Net income	$47,446	$48,964	(3)	$195,526	$229,628	(15)

Earnings per share - basic	$0.60	$0.62		$2.48	$2.89
Earnings per share - diluted	$0.59	$0.62		$2.46	$2.86

Average shares outstanding (3)
Basic	78,576	78,128	1	78,403	79,032	(1)
Diluted	79,420	78,644	1	79,094	79,723	(1)

(1) R&D credits were revised to properly reflect a reduction in R&D expense versus a reduction in income tax expense for the first nine months of 2009 and the twelve month period of 2008. This includes $0.8 million in the fourth quarter of 2008, $3.4 million for the full year of 2008 and $4.7 million for the first nine months of 2009. In addition, the impact of the incremental R&D credits in the fourth quarter of 2009 was $6.8 million. This had no impact on net income.

(2) The fourth quarter and full year 2009 include $4 million and $6 million, respectively, of additional tax expense pertaining to the recognition of certain out-of-period tax adjustments. The company did not adjust the prior periods as it concluded that such adjustments were not material to the prior periods consolidated financial statements.

(3) Diluted shares decreased by 322 and 241 shares from the amounts reported for the three and twelve months ended December 31, 2008, respectively, as result of adopting new accounting guidance in ASC 260 on January 1, 2009. For purposes of calculating Diluted EPS, net income allocated to our Purchased Restricted Shares was $0.3 million during each of the three months ended 2009 and 2008 and $1.3 million and $1.4 million during the years ended 2009 and 2008, respectively.

International Flavors & Fragrances Inc. Condensed Consolidated Balance Sheet (Amounts in thousands) (Unaudited)
	December 31,	December 31,
	2009	2008
Cash & cash equivalents	$80,135	$178,467
Receivables	444,265	400,971
Inventories	444,977	479,567
Other current assets	158,689	143,411
Total current assets	1,128,066	1,202,416

Property, plant and equipment, net	501,293	496,856
Goodwill and other intangibles, net	720,530	726,683
Other assets	294,885	323,958
Total assets	$2,644,774	$2,749,913

Bank borrowings and overdrafts, and current portion of long-term debt	$76,780	$101,982
Other current liabilities	407,674	349,059
Total current liabilities	484,454	451,041

Long-term debt	934,749	1,153,672
Non-current liabilities (1)	453,661	564,558

Shareholders' equity (1)	771,910	580,642
Total liabilities and shareholders' equity	$2,644,774	$2,749,913

(1) Non-current Liabilities decreased and shareholders’ equity increased by $7.5 million from the amounts reported in 2008 as a result of the reclass of noncontrolling interest in accordance with ASC 810, which was adopted on January 1, 2009.

International Flavors & Fragrances Inc. Consolidated Statement of Cash Flows (Amounts in thousands) (Unaudited)

	Twelve Months Ended
	December 31,
	2009	2008
Cash flows from operating activities:

Net income	$195,526	$229,628
Adjustments to reconcile to net cash provided by operations:
Depreciation and amortization	78,525	75,986
Deferred income taxes	(17,354)	7,261
Gain on disposal of assets	(2,324)	(2,160)
Equity based compensation	19,652	17,246
Changes in assets and liabilities
Current receivables	(27,380)	(34,368)
Inventories	47,090	(19,736)
Current payables	56,676	(30,585)
Changes in other assets/liabilities	(58,774)	(22,659)
Net cash provided by operations	291,637	220,613

Cash flows from investing activities:

Additions to property, plant and equipment	(66,819)	(85,395)
Purchase of investments	(2,249)	(7,198)
Termination of net investment hedge	(13,604)	-
Proceeds from disposal of assets	1,784	2,848
Net cash used in investing activities	(80,888)	(89,745)

Cash flows from financing activities:
Cash dividends paid to shareholders	(78,841)	(74,865)
Net change in bank borrowings and overdrafts	(37,292)	2,902
Proceeds from long-term debt	-	139,167
Repayments of long-term debt	(201,102)	(139,364)
Proceeds from issuance of stock under stock plans	7,010	7,353
Excess tax benefits on stock options exercised	-	133
Purchase of treasury stock	(1,967)	(29,995)
Net cash used in financing activities	(312,192)	(94,669)
Effect of exchange rates changes on cash and cash equivalents	3,111	(9,203)
Net change in cash and cash equivalents	(98,332)	26,996
Cash and cash equivalents at beginning of year	178,467	151,471
Cash and cash equivalents at end of period	$80,135	$178,467

International Flavors & Fragrances Inc. Business Unit Performance (Amounts in thousands) (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net Sales
Flavors	$270,178	$250,707	$1,081,488	$1,092,544
Fragrances	315,455	288,396	1,244,670	1,296,828
Consolidated	585,633	539,103	2,326,158	2,389,372

Operating Profit
Flavors	45,914	32,479	208,329	197,838
Fragrances (1)	48,712	41,434	170,515	202,081
Global Expenses	(7,480)	(19,123)	(38,556)	(44,786)
Consolidated	87,146	54,790	340,288	355,133

Interest Expense	(14,486)	(19,207)	(61,818)	(74,008)
Other income (expense), net	(1,541)	3,991	(1,921)	2,797
Income before taxes	$71,119	$39,574	$276,549	$283,922

(1) R&D credits were revised to properly reflect a reduction in R&D expense versus a reduction in income tax expense for the first nine months of 2009 and the twelve month period of 2008. This includes $0.8 million in the fourth quarter of 2008, $3.4 million for the full year of 2008 and $4.7 million for the first nine months of 2009. In addition, the impact of the incremental R&D credits in the fourth quarter of 2009 was $6.8 million.

International Flavors & Fragrances Inc. Regulation G Reconciliation Schedule

	Fourth Quarter 2009

	Items Impacting Comparability
	Reported (GAAP)		Restructuring Charges		Employee Separation Costs	Shared Services Implementation Costs	Insurance Recovery	Tax Settlements	Adjusted (Non-GAAP)

Net Sales	$585,633		-		-	-	-	-	$585,633
Cost of goods sold	349,773		(170)	(b)	-	-	-	-	349,943
Gross Profit	235,860		-		-	-	-	-	235,690
Research and development	47,322	(a)	-		-	-	-	-	47,322
Selling and administrative	96,157		-		-	-	-	-	96,157
Amortization	1,538		-		-	-	-	-	1,538
RSA Expense	145,017		-		-	-	-	-	145,017
Restructuring and other charges	3,697		3,697	(c)	-	-	-	-	0
Operating Profit	87,146		-		-	-	-	-	90,673
Net Interest Exp.	14,486		-		-	-	-	-	14,486
Other (income)/expense, net	1,541		-		-	-	-	-	1,541
Pretax income	71,119		-		-	-	-	-	74,646
Income taxes	23,673		(635)		-	-	-	-	24,308
Net income	47,446		2,892		-	-	-	-	50,338

Earnings per share - diluted	$0.59		$0.04		$-	$-	$-	$-	$0.63
(a)	Net of $6.8 million in R&D credits, the comparable 2008 amounts have been revised to reflect this reporting basis.
(b)	Entirely related to the Fragrance European facilities rationalization, now included in restructuring charges.
(c)	Costs related to our ongoing European restructuring efforts were recorded as follows: Flavors $1.0 million; Fragrances $2.7 million.

	Fourth Quarter 2008 Items Impacting Comparability
	Reported (GAAP)		Restructuring Charges		Employee Separation Costs	Shared Services Implementation Costs	Insurance Recovery	Tax Settlements	Adjusted (Non-GAAP)

Net Sales	$539,103		-		-	-	-	-	$539,103
Cost of goods sold	324,471		-		-	-	-	-	324,471
Gross Profit	214,632		-		-	-	-	-	214,632
Research and development	51,494	(a)	-		-	-	-	-	51,494
Selling and administrative	94,565		-		-	-	-	-	94,565
Amortization	1,538		-		-	-	-	-	1,538
RSA Expense	147,597		-		-	-	-	-	147,597
Restructuring and other charges	12,245		12,245	(b)	-	-	-	-	0
Operating Profit	54,790		-		-	-	-	-	67,035
Net Interest Exp.	19,207		-		-	-	-	-	19,207
Other (income)/expense, net	(3,991)		-		-	-	-	-	(3,991)
Pretax income	39,574		-		-	-	-	-	51,819
Income taxes	(9,390)	(a)	(4,203)		-	-	-	(17,067)	11,880
Net income	48,964		8,042		-	-	-	(17,067)	39,939

Earnings per share - diluted	$0.62		$0.10		$-	$-	$-	$(0.22)	$0.50
(a)	R&D expenses reported net of $0.8 million in R&D credits previously reflected as a reduction of tax expenses. The 2008 amounts have been revised to be consistent with the new accounting treatment.
(b)	Restructuring related costs for our performance improvement plan that was recorded as follows: Flavors $3 million; Fragrances $2 million; and Corporate $7 million.

	Full Year 2009 Results

	Items Impacting Comparability
	Reported (GAAP)		Restructuring Charges		Employee Separation Costs		Shared Services Implementation Costs	Insurance Recovery	Tax Settlements	Adjusted (Non-GAAP)

Net Sales	$2,326,158		-		-		-	-	-	$2,326,158
Cost of goods sold	1,391,032		-		-		-	-	-	1,391,032
Gross Profit	935,126		-		-		-	-	-	935,126
Research and development	193,843	(a)	-		-		-	-	-	193,843
Selling and administrative	376,541		-		6,320	(c)	-	-	-	370,221
Amortization	6,153		-		-		-	-	-	6,153
RSA Expense	576,537		-		-		-	-	-	570,217
Restructuring and other charges	18,301		18,301	(b)	-		-	-	-	-
Operating Profit	340,288		-		-		-	-	-	364,909
Net Interest Exp.	61,818		-		-		-	-	-	61,818
Other (income)/expense, net	1,921		-		-		-	-	-	1,921
Pretax income	276,549		-		-		-	-	-	301,170
Income taxes	81,023	(a)	(3,538)		(2,292)		-	-	-	86,853
Net income	195,526		14,763		4,028		-	-	-	214,317

Earnings per share - diluted	$2.46		$0.19		$0.05		$-	$-	$-	$2.69
(a)	Includes $11.5 million in R&D credits offset by an equal amount in income taxes ($6.8 million of which occurred in Q4).
(b)	Costs associated with our ongoing restructuring efforts, principally related to our Fragrances business.
(c)	Employee separation costs principally related to the change in the Chief Executive Officer position ($5 million).

	Full Year 2008 Results Items Impacting Comparability
	Reported (GAAP)		Restructuring Charges		Employee Separation Cost		Shared Services Implementation Costs		Insurance Recovery		Tax Settlements	Adjusted (Non-GAAP)

Net Sales	$2,389,372		-		-		-		-		-	$2,389,372
Cost of goods sold	1,418,738		-		-		-		-		-	1,418,738
Gross Profit	970,634		-		-		-		-		-	970,634
Research and development	209,295	(a)	-		-		-		-		-	209,295
Selling and administrative	381,841		-		3,391	(c)	2,079	(d)	(2,600)	(e)	-	378,971
Amortization	6,153		-		-		-		-		-	6,153
RSA Expense	597,289		-		-		-		-		-	594,419
Restructuring and other charges	18,212		18,212	(b)	-		-		-		-	0
Operating Profit	355,133		-		-		-		-		-	376,215
Net Interest Exp.	74,008		-		-		-		-		-	74,008
Other (income)/expense, net	(2,797)		-		-		-		-		-	(2,797)
Pretax income	283,922		-		-		-		-		-	305,004
Income taxes	54,294	(a)	(5,669)		(1,174)		(702)		988		(23,070)	83,921
Net income	229,628		12,543		2,217		1,377		(1,612)		(23,070)	221,083

Earnings per share - diluted	$2.86		$0.16		$0.03		$0.02		$(0.02)		$(0.29)	$2.76
(a)	Revised to properly reflect R&D credits as a reduction of R&D spending ($3.4 million) that were previously recognized as a reduction of tax expense.
(b)	Restructuring costs associated with our implementation of a global shared services structure and a performance improvement plan during Q4 2008.
These costs were recorded as follows: Flavors $4 million; Fragrances $4 million; and Corporate $10 million.
(c)	Employee separation costs related to senior management which were recorded in Global expenses.
(d)	Implementation costs related to our global shared services project which were recorded in Global expenses.
(e)	Insurance recovery related to a 2005 product contamination matter which were recorded in Global expenses.

The sum of EPS Reported, plus the per share effects of items added back to reconcile to EPS as Adjusted, may not equal the total EPS as Adjusted, due to rounding differences.

This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between the non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

These non-GAAP financial measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company believes that it is meaningful for investors to be made aware of and to be assisted in a better understanding of, on a period to period comparative basis, the relative impact of restructuring and employee separation charges, an insurance recovery related to a product contamination issue, shared services' implementation costs, and the benefit of tax rulings relating to prior years. The adjusted information is intended to be more indicative of the Company’s core operating results.

At times, the Company may disclose free cash flow because the Company believes it is a measurement of cash flow that may be available for investing and financing activities. We define free cash flow as net cash provided from operations less capital expenditures and cash dividends. The calculation of free cash flow does not reflect the residual cash flow available for discretionary expenditures since non-discretionary items such as debt repayments are not deducted in determining such measure and as such, should not be considered a substitute for cash provided by operating activities or other cash flow statement data prepared in accordance with GAAP. Free cash flow, as we define it, may differ from similarly named measures used by other entities.

CONTACT:
International Flavors & Fragrances Inc.
Investor Relations:
Michael DeVeau, 212-708-7164